Exhibit 99 - Press Release

                            A PRESS RELEASE FROM:

          HUBCO, INC., 3100 BERGENLINE AVENUE, UNION CITY, NJ 07087

     CONTACT: KENNETH T. NEILSON, CEO & PRES, 201/348-2322 D. L. VAN
              BORKULO-NUZZO, CORPORATE SECRETARY & FIRST SENIOR
              V.P., 210/348-2300

FOR IMMEDIATE RELEASE
July 1, 1994

                 HUBCO AND WASHINGTON BANCORP COMPLETE MERGER

     Union City, New Jersey, July 1, 1994 -- HUBCO, Inc. (NASDAQ: HUBC) today announced it has completed the merger of Washington Bancorp into HUBCO. "This acquisition fits nicely into our expansion strategy, since it enables us to realize operating synergies with our existing branch locations," stated HUBCO and Hudson United Bank President and Chief Executive Officer, Kenneth T. Neilson.

     The Washington merger will increase HUBCO's assets to $1.4 billion and expand its branch network to 45 locations in New Jersey. All branches of Washington Savings Bank will become branches of Hudson United Bank on July 1, 1994.

     "We believe that Washington's customers will clearly benefit from this association. As part of Hudson United, they will have access to an expanded line of financial products and services including all types of consumer and commercial loans including mortgages, Trust Department services, and 24 hour banking through MAC and HUB-LINK, our telephone banking service" continued Mr. Neilson.

     Over the past four years, HUBCO has completed eight acquisitions in the northern part of New Jersey and nearly tripled in size.

     According to the terms of the merger agreement, shareholders of Washington have the right to receive, for each share of Washington Common Stock, either $16.10 in cash or 0.6708 of a share of HUBCO's new Series A Preferred Stock.

     HUBCO, Inc. is the bank holding company for Hudson United Bank which has locations in Hudson, Bergen, Essex, Middlesex, Morris and Passaic Counties.